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                                                                    Exhibit 23.4


                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 20, 1997, with respect to the combined statement of revenues and certain expenses of the Whitehall Properties, and February 28, 1997, with respect to the combined financial statements of The Predecessor to Wellsford Real Properties, Inc., included in the Registration Statement (Form S-4) and related Prospectus of Wellsford Real Properties, Inc. for the registration of 3,350,000 shares of its common stock and related Proxy Statement of Value Property Trust.





                                                              ERNST & YOUNG LLP

New York, New York
December 11, 1997